Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

DIGITAL MEDIA SOLUTIONS, INC.

FIRST: The name of the corporation is Digital Media Solutions, Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”). The Corporation is being incorporated in connection with the domestication of Leo Holdings Corp, a Cayman Islands exempted company (“Leo Cayman”), as a Delaware corporation (the “Domestication”), and this Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of Leo Cayman.

FOURTH:

A. Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 700,000,000, consisting of (i) 500,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) 60,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), (iii) 40,000,000 shares of Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”), and (iv) 100,000,000 shares shall be Preferred Stock of the par value of $0.0001 per share (the “Preferred Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding or, in the case of Class A Common Stock, necessary for issuance upon conversion of outstanding shares of Class B Common Stock or Class C Common Stock or upon exchange of DMSH Common Units (as defined below) and corresponding shares of Class B Common Stock) by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) (a “Preferred Stock Designation”)). Upon the effectiveness of the Domestication and this Certificate of Incorporation, each Class A ordinary share, par value $0.0001 per share, of Leo Cayman and each Class B ordinary share, par value $0.0001 per share, of Leo Cayman that are outstanding immediately prior to the effectiveness of the Domestication and this Certificate of Incorporation will, for all purposes, be deemed to be one issued and outstanding, fully paid and non-assessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof.

B. Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(i) Voting Rights. Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Certificate of Incorporation:

(1) Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder. The holders of shares of Class A Common Stock shall not have cumulative voting rights.

(2) Each holder of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder. The holders of shares of Class B Common Stock shall not have cumulative voting rights.

(3) Each holder of Class C Common Stock shall be entitled to one (1) vote for each share of Class C Common Stock held of record by such holder. The holders of shares of Class C Common Stock shall not have cumulative voting rights.

(4) Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(5) In addition to any other vote required in this Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall each be entitled to vote separately as a class only with respect to amendments to this Certificate of Incorporation that increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

(6) Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(ii) Dividends and Distributions.

(1) Subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class A Common Stock shall be entitled to receive ratably, in proportion to the number of shares of Class A Common Stock held by them, such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the board of directors of the Corporation (the “Board of Directors”) from time to time out of assets or funds of the Corporation legally available therefor. Except as provided in Clause (B)(iv) of this Article FOURTH, dividends and other distributions shall not be declared or paid on the Class B Common Stock.

(2) Subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class C Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, the dividends and other distributions in cash, stock or property of the Corporation payable or to be made on outstanding shares of Class A Common Stock that would have been payable on the shares of Class C Common Stock if each such share of Class C Common Stock had been converted into a fraction of a share of Class A Common Stock equal to the Conversion Ratio immediately prior to the record date for such dividend or distribution. The holders of shares of Class C Common Stock shall be entitled to receive, on a pari passu basis with the holders of the Class A Common Stock, such dividend or other distribution on the Class A Common Stock when, as and if declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(iii) Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, after payments to creditors of the Corporation that may at the time be outstanding, and subject to the rights of any holders of Preferred Stock that may then be outstanding, holders of shares of Class A Common Stock and Class C Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, all remaining assets and funds of the Corporation available for distribution; provided, however, that, for purposes of any such distribution, each share of Class C Common Stock shall be entitled to receive the same distribution as would have been payable if such share of Class C Common Stock had been converted into a fraction of a share of Class A Common Stock equal to the Conversion Ratio immediately prior to the record date for such distribution. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(iv) Reclassification. Except as set forth in Clause (B)(vi) of this Article FOURTH, none of the Class A Common Stock, Class B Common Stock or Class C Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of Common Stock and the DMSH Membership Interests (as defined below) are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

(v) Exchange. The holder of each membership interest (“DMSH Membership Interest”) of Digital Media Solutions Holdings, LLC, a Delaware limited liability company (“DMSH”), designated as a “Common Unit” (a “DMSH Common Unit” and such holder, a “DMSH Member”), other than the Corporation, shall, pursuant to the terms and subject to the conditions of the second amended and restated limited liability company agreement of DMSH (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “DMSH LLC Agreement”), have the right (the “Redemption Right”) to redeem each such DMSH Common Unit for the applicable Cash Amount (as defined in the DMSH LLC Agreement), subject to the Corporation’s right, in its sole and absolute discretion, to elect to acquire some or all of such DMSH Common Units that such DMSH Member has tendered for redemption for a number of shares of Class A Common Stock, an amount of cash or a combination of both (the “Exchange Option”), in the case of each of the Redemption Right and the Exchange Option, on and subject to the terms and conditions set forth in this Certificate of Incorporation and in the DMSH LLC Agreement.

(1) In connection with the Corporation’s exercise of the Exchange Option under the DMSH LLC Agreement, the Corporation shall issue to such DMSH Member a number of shares of Class A Common Stock as determined by the terms and provisions of the DMSH LLC Agreement in exchange for the DMSH Common Units that have been tendered by such DMSH Member in its exercise of the Redemption Right and that the Corporation has elected to acquire pursuant to the Exchange Option, subject, at all times, to the Corporation’s right, in accordance with the terms and provisions of DMSH LLC Agreement, to elect to deliver cash in lieu of issuing shares of Class A Common Stock, or to elect to deliver a combination of shares of Class A Common Stock and cash, with the form and allocation of consideration determined by the Corporation in its sole discretion and in accordance with the DMSH LLC Agreement. No fractional shares of Class A Common Stock shall be issued upon the Corporation’s exercise of the Exchange Option. In lieu of any fractional shares to which the DMSH Member would otherwise be entitled, the Corporation shall pay to the DMSH Member cash equal to the value of the fractional shares of Class A Common Stock (as determined in accordance with the DMSH LLC Agreement).

(2) Concurrently with any redemption of DMSH Common Units pursuant to the Redemption Right or exchange of DMSH Common Units pursuant to the Exchange Option, a number of shares of Class B Common Stock held by such DMSH Member equal to (a) if prior to the Effective Time (as defined below), the number of DMSH Common Units redeemed or exchanged multiplied by one (1) or (b) if after the Effective Time, the number of DMSH Common Units redeemed or exchanged, in each case shall be automatically, without further action by such DMSH Member or the Corporation, transferred to the Corporation for no consideration and shall be retired and resume the status of authorized and unissued shares of Class B Common Stock, and all rights of such DMSH Member with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate.

(3) Such number of shares of Class A Common Stock as may from time to time be required for exchange pursuant to the terms of Clause (B)(v)(1) of this Article FOURTH shall be reserved for issuance upon exchange of outstanding DMSH Common Units.

(vi) Transfers.

(1) Without limiting any DMSH Member’s ability to effect an exchange of DMSH Common Units in compliance with Clause (B)(v) of this Article FOURTH, no holder of Class B Common Stock shall be permitted to consummate a sale, pledge, conveyance, hypothecation, assignment or other transfer (“Transfer”) of Class B Common Stock other than as part of a concurrent Transfer of (a) if prior to the Effective Time (as defined below), a number of DMSH Common Units equal to the number of shares of Class B Common Stock being so Transferred multiplied by a fraction, the numerator of which is one (1) and the denominator of which is one (1) (such fraction, the “Conversion Ratio”) or (b) if after the Effective Time, an equal number of DMSH Common Units, in each case made to the same transferee in compliance with the restrictions on transfer contained in the DMSH LLC Agreement (for the avoidance of doubt, whether pursuant to a Permitted Transfer (as defined in the DMSH LLC Agreement) or with the consent of the managing member of DMSH). Any purported Transfer of Class B Common Stock not in accordance with the terms of this Clause (B)(vi) of this Article FOURTH shall be void ab initio.

(2) The Corporation may, as a condition to the Transfer or the registration of Transfer of shares of Class B Common Stock, require the furnishing of such affidavits or other proof as it deems necessary to establish whether such Transfer is permitted pursuant to the terms of Clause (B)(vi)(1) of this Article FOURTH.

(vii) Adjustments to Relevant Securities. In the event of any split or reverse split of any of the Relevant Securities (as defined below), or a distribution of any Relevant Securities to the holders of such Relevant Securities, unless a similar transaction is effected with respect to the other types of Relevant Securities, references herein to a number of shares or units of any type of Relevant Securities, or a ratio of one type of Relevant Securities to another, shall be deemed adjusted as appropriate to reflect such split, reverse split or distribution. For example, if there is a one-for-two reverse split of DMSH Common Units, but no similar reverse split of shares of Class B Common Stock, and a holder of DMSH Common Units and shares of Class B Common Stock subsequently tenders DMSH Common Units for redemption pursuant to the Redemption Right or the Exchange Option, then the number of such holder’s shares of Class B Common Stock that will be automatically transferred to the Corporation and retired pursuant to Clause (B)(v)(2) of this Article FOURTH will be equal to twice the number of DMSH Common Units tendered for redemption. “Relevant Securities” means Class A Common Stock, Class B Common Stock, Class C Common Stock and DMSH Common Units.

(viii) Retirement of Class B Common Stock. In the event that (1) any DMSH Membership Interest is consolidated or otherwise cancelled or retired or (2) any outstanding share of Class B Common Stock held by a holder of a corresponding DMSH Membership Interest otherwise shall cease to be held by such holder, in each case, whether as a result of exchange, reclassification, redemption or otherwise, then the corresponding share(s) of Class B Common Stock (which, for the avoidance of doubt, shall be equal to such Membership Interest multiplied by one (1) prior to and until the Effective Time) (in the case of (1)) or such share of Class B Common Stock (in the case of (2)) shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration and thereupon shall be retired and restored to the status of authorized but unissued shares of Class B Common Stock.

(ix) Company Conversion of Class B Common Stock. Immediately and automatically upon the earlier of (the “Effective Time”) (1) July 4, 2024 and (2) the date on which there are no amounts owed to any lender pursuant to the Credit Agreement, dated as of July 3, 2018, among DMSH, Digital Media Solutions, LLC (“DMS”), each of the affiliates of DMS party thereto as borrowers, each of the guarantors party thereto, each of the lenders thereunder, the other financial institutions party thereto and Monroe Capital Management Advisors LLC, as administrative agent for the lenders (as amended, supplemented or otherwise modified from time to time), each share of Class B Common Stock (the “Old Class B Common Stock”) shall, automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the “Reverse Split”), into a fraction of a share of the Corporation’s outstanding Class B Common Stock equal to the Conversion Ratio (the “New Class B Common Stock”), subject to the treatment of fractional interests as described below. Each holder, if any, of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Old Class B Common Stock (the “Old Certificates”), shall be entitled to receive, upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”) (or book-entries made in lieu thereof) representing the number of whole shares of the New Class B Common Stock into and for which the shares of the Old Class B Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, the Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of New Class B Common Stock in the appropriately reduced whole number of shares. No certificates or scrip representing fractional interests in New Class B Common Stock will be issued, and no such fractional interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. In lieu of any fraction of a share of New Class B Common Stock to which the holder would otherwise be entitled pursuant hereto (taking into account all shares of capital stock owned by such holder), the holder will receive cash, without interest, equal to the fair value of one share of Old Class B Common Stock multiplied by such fraction. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Class B Common Stock for which New Certificates (or book-entries made in lieu thereof) shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation’s transfer agent determines that a holder of Old Certificates has not surrendered all his, her or its certificates for exchange, the transfer agent shall carry forward any fractional interest until all certificates of that holder have been presented for exchange such that any New Class B Common Stock issued for fractional shares to any one holder shall not exceed the one share. If any New Certificate (or book-entries made in lieu thereof) is to be issued in a name other than that in which it was issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps to the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable. From and after the Effective Time, the amount of capital shall be represented by the shares of the New Class B Common Stock into which and for which the shares of the Old Class B Common Stock are reclassified, until thereafter reduced or increased in accordance with applicable law. All references in this Certificate of Incorporation, as it may be amended from time to time, to the “Class B Common Stock” shall, after the Effective Time, mean the “New Class B Common Stock.”

(x) Conversion of Class C Common Stock.

(1) Each holder of Class C Common Stock shall have the right, at such holder’s option, at any time, to convert all or any portion of such holder’s Class C Common Stock into shares of fully paid and non-assessable Class A Common Stock at the ratio of one (1) share of Class A Common Stock for one (1) share of Class C Common Stock so converted.

(2) Any such conversion may be effected by any holder of Class C Common Stock delivering written notice to the Corporation that such holder elects to convert all or a specified number of shares of Class C Common Stock into shares of Class A Common Stock, stating the name or names in which such holder desires the shares of Class A Common Stock to be issued and attaching the certificate or certificates, if any, representing the shares of Class C Common Stock to be converted for surrender to the Corporation and, if certificates representing any of the shares to be issued upon such conversion are to be issued in a name other than that of the holder of the share or shares of Class C Common Stock converted, accompanied by an instrument of transfer, in form satisfactory to the Corporation, duly executed by such holder or such holder’s duly authorized attorney. As promptly as practicable following such written notice and the surrender for conversion of a certificate or certificates representing shares of Class C Common Stock to be converted, if any, the Corporation shall issue to such holder a certificate or certificates (or book-entries made in lieu thereof) representing, the number of whole shares of Class A Common Stock issuable upon such conversion, in such name or names as such holder may have directed. The issuance of certificates (or book-entries made in lieu thereof) for, or registration on the stock transfer books of the Corporation of, shares of Class A Common Stock upon such a conversion shall be made without charge to the holders of the shares to be converted for any stamp or other similar stock transfer or documentary tax assessed in respect of such issuance. Any such conversion of shares shall be considered to have been effected immediately prior to the close of business on the date of the delivery of the notice and surrender of the certificate or certificates representing the shares of Class C Common Stock to be converted, if any. Upon the date any such conversion is deemed effected, all rights of the holder of the converted shares of Class C Common Stock as such holder shall cease (except as to matters for which the record date was prior to such conversion), and the person or persons in whose name or names the registration of, or certificate or certificates (or book- entries made in lieu thereof) representing, the shares of Class A Common Stock to be issued upon conversion of the shares of Class C Common Stock surrendered for conversion shall be treated for all purposes as having become the record holder or holders of the shares of Class A Common Stock issuable upon such conversion.

(3) The Corporation shall have the right, at the Corporation’s option, at any time from and after the Effective Time, to convert all or any portion of the Class C Common Stock into shares of fully paid and non-assessable Class A Common Stock at the ratio of one (1) share of Class A Common Stock for one (1) share of Class C Common Stock so converted by delivering written notice to the holders of Class C Common Stock, which conversion shall be effective automatically as of 9:00 a.m., New York City time, on the third (3rd) business day after the delivery of such notice.

(4) No fractional shares of Class A Common Stock shall be issued upon any conversion of the shares of Class C Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay to the holder cash equal to the Value (as defined in the DMSH LLC Agreement) of the fractional shares of Class A Common Stock.

(xi) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

C. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more classes or series, and to establish from time to time the number of shares to be included in each such class or series, and to fix for each such class or series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and included in a Preferred Stock Designation and as may be permitted by the DGCL, including without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices, (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series, (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Except as otherwise required by this Certificate of Incorporation or by applicable law, holders of a series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Preferred Stock Designation relating to such series of Preferred Stock).

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. Election of directors need not be by ballot unless the Bylaws of the Corporation (as they may be amended from time to time, the “Bylaws”) so provide.

C. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Director Nomination Agreement by and among the Corporation, the Leo Investors Limited Partnership, a Cayman limited partnership (the “Leo Sponsor”), Clairvest Group Inc. (“Clairvest”) and Prism Data, LLC (“Prism”), dated as of July 15, 2020 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Director Nomination Agreement”), the number of directors which shall constitute the Board of Directors shall be not less than five (5) nor more than eleven (11). Subject to the rights of the holders of any series of Preferred Stock and the terms and conditions of the Director Nomination Agreement, the exact number of directors shall be fixed from time to time, within the limits specified herein, by the Board of Directors.

D. Except as the DGCL or the Director Nomination Agreement may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board of Directors, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship shall serve for a term expiring at the next annual meeting of stockholders and until his or her successor shall have been elected and qualified.

E. Any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the outstanding voting stock (as defined below) of the Corporation. Subject to the terms and conditions of the Director Nomination Agreement, in case the Board of Directors or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

F. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and, to the fullest extent permitted by law, any contract or act that shall be approved or be ratified by the affirmative vote of the holders of a majority of the total voting power of all of the then-outstanding shares of stock of the Corporation, which is represented in person or by proxy at such meeting and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy), shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

G. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation and to any Bylaws adopted from time to time by the stockholders; provided, however, that no Bylaw so adopted shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.

H. Notwithstanding the foregoing provisions of this Article FIFTH, any director elected pursuant to the right, if any, of the holders of Preferred Stock to elect additional directors under specified circumstances shall serve for such term or terms and pursuant to such other provisions as specified in the relevant Preferred Stock Designation.

SIXTH:

A. Unless otherwise required by law, and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only (i) by a majority of the Board of Directors or the Chief Executive Officer of the Corporation or (ii) at any time when Prism, Clairvest and any of their respective affiliates (as defined below) (including any Affiliated Companies (as defined below) of Clairvest) (collectively, the “DMS Group”) collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Corporation, by the holders of a majority of the outstanding voting stock of the Corporation.

B. Subject to the rights of the holders of any series of Preferred Stock, at any time when the DMS Group collectively owns, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL and the Bylaws; provided that, from and after the first date that the DMS Group ceases to collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation shall be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

SEVENTH: To the fullest extent permitted by the DGCL, a person who serves as a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

EIGHTH: Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the General Corporation Law of Delaware, this Certificate of Incorporation or the Bylaws (each, as in effect from time to time), or (D) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing, otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article EIGHTH with respect to any current or future actions or claims.

NINTH: A. The Corporation elects not to be governed by Section 203 of the DGCL.

B. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless (i) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons (as defined below) who are directors and also officers of the Corporation and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock which is not owned by the interested stockholder.

C. Solely for purposes of this Article NINTH, unless otherwise indicated:

(i) “affiliate” means, whenever used in this Certificate of Incorporation (whether in this Article NINTH or otherwise), a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii) “Affiliated Company” or “Affiliated Companies” means, whenever used in this Certificate of Incorporation (whether in this Article NINTH or otherwise), any affiliate or associate of the Leo Sponsor or Clairvest, any funds advised by the Leo Sponsor or Lion Capital LLP or Clairvest (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation), and any affiliate or associate of, or funds managed by any affiliate of the Leo Sponsor or Clairvest.

(iii) “associate” means, when used to indicate a relationship with any person, (1) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock, (2) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity and (3) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iv) “business combination” means, when used in reference to the Corporation and any interested stockholder of the Corporation,

(1) any merger or consolidation of the Corporation (other than a merger effected pursuant to Sections 253 or 267 of the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation with (a) the interested stockholder or (b) any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and, as a result of such merger or consolidation, Clause (B) of this ARTICLE NINTH is not applicable to the surviving entity;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all of the outstanding stock (as defined below) of the Corporation;

(3) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except pursuant to (a) the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (b) a merger under Section 251(g), 253 or 267 of the DGCL, (c) a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such, (d) an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders of said stock or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under subclauses (c)-(e) of this Clause (C)(iv)(3) of this Article NINTH shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation;

(4) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(5) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees or pledges (other than those expressly permitted in clauses (1)-(4) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(v) “control” (including the terms “controlling,” “controlled by” and “under common control with”) means, whenever used in this Certificate of Incorporation (whether in this Article NINTH or otherwise), the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this ARTICLE NINTH, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(vi) “Excluded Holder” means (1) any of the Leo Sponsor, Clairvest, and any Affiliated Company, (2) any person that acquires, directly or indirectly from any person included in clause (1) of this definition of Excluded Holder, or from any other Excluded Holder, at least 15% of the Corporation’s outstanding voting stock, (3) any successors of any person included in clause (1) or (2) of this definition of Excluded Holder and (4) any “group” of which any person included in clauses (1), (2) or (3) of this definition is a part under Rule 13d-5 of the Exchange Act.

(vii) “interested stockholder” means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that is (1) the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation or (2) an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) any Excluded Holder or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that with respect to clause (b), such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(viii) “owner” (including the terms “own” and “owned”) means, when used with respect to any stock, a person that individually or with or through any of its affiliates or associates: (1) beneficially owns such stock, directly or indirectly; (2) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or (3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of clause (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(ix) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(x) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(xi) “voting stock” means, whenever used in this Certificate of Incorporation (whether in this Article NINTH or otherwise), with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock in this Certificate of Incorporation shall refer to such percentage of the votes of such voting stock.

D. The restrictions contained in this Article NINTH shall not apply if:

(i) a stockholder becomes an interested stockholder inadvertently and (1) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (2) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

(ii) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (1) constitutes one of the transactions described in the second sentence of this clause (D)(ii) of this Article NINTH, (2) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors and (3) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to a (a) merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (b) sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (c) proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than twenty (20) days’ notice to all interested stockholders prior to the consummation of any of the transactions described in subclauses (a) or (b) of the second sentence of this Clause (D)(ii) of this Article NINTH; or

(iii) the Corporation does not have a class of voting stock that is (1) listed on a national securities exchange or (2) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder.

TENTH: A. The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to any of the Corporation’s directors (other than directors that are employees of the Corporation or any of its subsidiaries) in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations such directors may have as of the date of this Certificate of Incorporation or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors of the Corporation (other than directors that are employees of the Corporation or any of its subsidiaries) unless such corporate opportunity is offered to such person solely in his or her capacity as a director of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

B. Without limiting the foregoing, to the extent permitted by applicable law, each of the stockholders and directors of the Corporation, their respective affiliates and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as directors or officers of the Corporation (other than the Corporation and its subsidiaries and other than directors that are employees of the Corporation or any of its subsidiaries) (each, an “Exempted Person”) shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, except as otherwise expressly provided in any agreement entered into between the Corporation and such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the industry in which the Corporation operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, no Exempted Person shall be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, or uses such knowledge and understanding in the manner described herein, in each case, except (i) as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person and (ii) for such opportunities offered to a person solely in his or her capacity as a director or officer of the Corporation. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy. Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of the provisions of this Article TENTH.

C. Any alteration, amendment, addition to or repeal of this Article TENTH shall require the affirmative vote of at least eighty percent (80%) of the outstanding voting stock of the Corporation. Neither the alteration, amendment, addition to or repeal of this Article TENTH, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this Article TENTH, shall eliminate or reduce the effect of this Article TENTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article TENTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws or applicable law.

ELEVENTH: The Bylaws may be amended, altered, changed or repealed, in whole or in part, either (A) by the affirmative vote of a majority of the entire Board of Directors (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board of Directors) or (B) without the approval of the Board of Directors, by the affirmative vote of the holders of a majority of the outstanding voting stock of the Corporation.

TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to the right reserved in this Article TWELFTH; provided, however, that the following provisions may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock of the Corporation, voting together as a single class: Articles FIFTH, SIXTH, SEVENTH, NINTH, ELEVENTH and TWELFTH; provided, further, that Article TENTH may only be amended as set forth therein; provided, further, that, as long as there are any shares of Class B Common Stock issued and outstanding, the existence of the Class A Common Stock and the Class B Common Stock, and the rights, preferences and privileges conferred upon the holders of Class A Common Stock and Class B Common Stock in Article SECOND, including those related to the Redemption Right and the Exchange Option, may not be amended, altered, repealed or rescinded, in whole or in part, or any provision inconstant therewith or herewith may be adopted, only by the unanimous affirmative vote of all of the holders of the Class B Common Stock.

THIRTEENTH: The name and mailing address of the incorporator of this Corporation is:

Simon Brown

c/o Leo Investors Limited Partnership

21 Grosvenor Place

London SWIX 7HF

United Kingdom

FOURTEENTH: When the terms of this Certificate of Incorporation or the Bylaws refer to a specific agreement (including, for the avoidance of doubt, the Director Nomination Agreement) or other document (including, for the avoidance of doubt, the Bylaws) or a decision by anybody or person that determines the meaning or operation of a provision hereof or thereof, the Secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the

Corporation and a copy thereof shall be provided free of charge to any shareholder who makes a request therefor. In the event that the provisions of this Certificate of Incorporation and the Director Nomination Agreement conflict, the provisions of the Director Nomination Agreement shall take precedence over this Certificate of Incorporation.

FIFTEENTH: If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this fifteenth day of July, 2020.

By:	/s/ Simon Brown
	Name:	Simon Brown